EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Contact:	Robert Kirkman, MD
Chief Business Officer & VP
Xcyte Therapies, Inc.
(206) 262-6219

XCYTE THERAPIES, INC. ANNOUNCES FULL-YEAR AND FOURTH QUARTER 2004 FINANCIAL RESULTS

Seattle, WA-March 31, 2005 - Xcyte Therapies, Inc. (Xcyte, the “Company”) (Nasdaq: XCYT) reported today a net loss applicable to common shareholders of $48.6 million, or $3.90 per basic and diluted share, for the year ended December 31, 2004, compared with $18.5 million, or $12.40 per basic and diluted share for the year ended December 31, 2003. Revenue during 2004 totaled $62,000 compared with $170,000 during 2003. Total operating expenses were $26.6 million for the year ended December 31, 2004, compared with $18.0 million for the year earlier period. Research and development expenses were $19.7 million and $13.7 million in 2004 and 2003, respectively, while general and administrative expenses were $6.9 million and $4.3 million in the same periods.

Interest expense increased from $768,000 for the year ended December 31, 2003, to $12.8 million for the year ended December 31, 2004, due primarily to non-cash interest expense associated with the convertible promissory notes issued in October 2003 and converted into common stock in connection with the Company’s initial public offering in March 2004. The net loss applicable to common stockholders for the year ended December 31, 2004, included a non-cash charge of $9.0 million related to the valuation of pre- IPO preferred stock at issuance.

For the three months ended December 31, 2004, Xcyte reported a net loss applicable to common stockholders of $8.4 million, or $0.50 per basic and diluted share, compared with a net loss of $5.3 million, or $3.53 per basic and diluted share, for the three months ended December 31, 2003. Revenue for the fourth quarter of 2004 was approximately $13,000, compared with approximately $25,000 for the year earlier quarter. Research and development expenses were $6.0 million for the fourth quarter of 2004, compared with $3.6 million for the fourth quarter of 2003, primarily as a result of the more advanced clinical development of Xcellerated T Cells. General and administrative expenses were $1.8 million in the fourth quarter of 2004, compared with $1.2 million in the fourth quarter of 2003.

Xcyte Therapies completed its initial public offering on March 19, 2004. As of December 31, 2004, there were 19.5 million shares of common stock outstanding, as compared to 1.5 million shares of common stock as of December 31, 2003. The shares of common stock outstanding as of December 31, 2004, include approximately 4.7 million shares issued to holders of the Company’s 6% convertible exchangeable preferred stock as the result of voluntary conversions, including the shares issued as dividend make-whole payments. The loss per basic and diluted share for the year ended December 31, 2004 is based upon a weighted average of the number of common shares outstanding for the period of 12.4 million shares.

At December 31, 2004, Xcyte had cash, cash equivalents and short term investments of $47.3 million, compared with $13.5 million at December 31, 2003.

Xcyte Therapies, Inc. is a biotechnology company developing a new class of therapeutic products designed to enhance the body’s natural immune responses to treat cancer, infectious diseases and other medical conditions associated with weakened immune systems. Xcyte derives its therapeutic products from a patient’s own T cells, which are cells of the immune system that orchestrate immune responses and can detect and eliminate cancer cells and infected cells in the body. Xcyte uses its patented and proprietary Xcellerate™ Technology to generate activated T cells, called Xcellerated T Cells™, from blood that is collected from the patient. Activated T cells are T cells that have been stimulated to carry out immune functions. The Xcellerate™ Technology is designed to rapidly activate and expand the number of the patient’s T cells outside of the body. Xcyte is currently conducting clinical trials of Xcellerated T Cells™ in patients with chronic lymphocytic leukemia, non-Hodgkin’s lymphoma, and multiple myeloma.

Xcyte™, Xcyte Therapies™, Xcellerate™ and Xcellerated T Cells™ are trademarks of Xcyte Therapies, Inc.

Xcyte Therapies, Inc.

Statements of Operations

(Unaudited)

(In thousands, except shares and per share amounts)

	Three months ended December 31,		Twelve months ended December 31,
	2004	2003	2004	2003
Revenues	$13	$25	$62	$170

Operating expenses:
Research and development	5,972	3,573	19,698	13,685
General and administrative	1,829	1,210	6,876	4,322

Total operating expenses	7,801	4,783	26,574	18,007

Loss from operations	(7,788)	(4,758)	(26,512)	(17,837)
Other income (expense):
Interest income	174	37	421	149
Interest expense	(47)	(572)	(12,770)	(768)
Change in valuation of derivative	(727)	—	(727)	—
Loss on sale of equipment	—	—	—	(1)

Other income (expense), net	(600)	(535)	(13,076)	(620)

Net loss	(8,388)	(5,293)	(39,588)	(18,457)
Accretion of preferred stock	—	—	(8,973)	—

Net loss applicable to common stockholders	$(8,388)	$(5,293)	$(48,561)	$(18,457)

Basic and diluted net loss per share	$(0.50)	$(3.53)	$(3.90)	$(12.40)

Shares used in computation of basic and diluted net loss per share	16,740,159	1,501,050	12,440,381	1,488,218

Xcyte Therapies, Inc.

Balance Sheets

(Unaudited)

(In thousands)

	December 31, 2004	December 31, 2003
Cash, cash equivalents and investment securities	$47,318	$13,540
Other current assets	1,021	519
Property and equipment, net	6,208	2,767
Other assets	1,056	1,672

Total assets	$55,603	$18,498

Current liabilities	$7,412	$14,712
Long-term obligations and other liabilities	4,071	1,555
Redeemable convertible preferred stock and warrants	—	67,071
Stockholders’ equity (deficit)	44,120	(64,840)

Total liabilities and stockholders’ equity (deficit)	$55,603	$18,498